Exhibit 99.1

Fox Factory Holding Corp. August 4, 2022

Corporate Speakers:
•Vivek Bhakuni; Fox Factory Holding Corp.; Senior Director of IR & Business Development
•Mike Dennison; Fox Factory Holding Corp.; CEO & Director
•Scott Humphrey; Fox Factory Holding Corp.; CFO & Treasurer

Participants:
•Mike Swartz; Truist; Analyst
•Anna Glaessgen; Jefferies; Analyst
•Jim Duffy; Stifel; Analyst
•Alex Perry; Bank of America; Analyst
•Jessye McVane; William Blair; Analyst
•Lee Jagoda; CJS Securities; Analyst
•Craig Kennison; Baird; Analyst

PRESENTATION
Operator: Please stand by. Your program is about to begin. (Operator Instructions).

Vivek Bhakuni: Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to Fox Factory Holding Corporation’s Second Quarter 2022 Earnings Conference Call. This is your host, Vivek Bhakuni, Senior Director, Investor Relations and Business Development.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. I am joined today by Mike Dennison, our Chief Executive Officer; and Scott Humphrey, our Chief Financial Officer and Treasurer. First, Mike will provide business updates, then Scott will review the quarter and full year financial results and then the outlook, followed by closing remarks from Mike. We will then open the call up for your questions.

By now everyone should have access to the earnings release, which went out today at approximately 4:05 Eastern Time. If you have not had a chance to review the release, it’s available on Investor Relations portion of our website at investor.ridefox.com. Please note that throughout this call we will refer to Fox Factory as Fox or the Company.

Before we begin, I would like to remind everyone that the prepared remarks contain forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such statements involve a number of known and unknown uncertainties, many of which are outside the Company’s control and can cause future results, performance, or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Important factors and risks that could cause or contribute to such differences are detailed in the Company’s latest Form 10-Q and in the annual report on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements herein whether as a result of new information, future events, or otherwise.

In addition, where appropriate in today's prepared remarks and within our earnings release, we will refer to non-GAAP financial measures to evaluate our business as we believe these are useful metrics that better reflect the performance of our business on an ongoing basis. Reconciliations of these non-GAAP financial measures, through their most directly comparable GAAP financial measures, are included in today's press release, which has also been posted on our website.

And with that, it is my pleasure to turn the call over to our CEO, Mike Dennison.

Mike Dennison: Thank you, V, and good afternoon. We appreciate everyone taking the time to join us for today's call. I am proud to report that we delivered yet another record quarter with the highest revenue in our Company’s history. These results were driven by record-breaking performance in both our Specialty Sports and Powered Vehicles product groups.

We also delivered the all-time highest earnings per share by successfully navigating the unpredictable and turbulent macroeconomic and operational environment. Entering 2022, we knew our team had a daunting task ahead with a challenge to deliver continued growth through optimization at our Gainesville facility in a highly-volatile macroeconomic environment. I am happy to report continued progress in our Gainesville facility’s output, which produced a record number of yields in Q2.

Thanks to the dedication and resilience of the entire Fox team, we crossed the $400 million mark in quarterly revenue, $50 million mark for net income, and the $80 million mark in adjusted EBITDA for the first time in our Company’s history.

Taking a deeper look at the numbers, our second quarter sales were $406.7 million, an increase of 23.9% compared to the second quarter of last year. This outstanding growth is driven by both our SSG and PVG product categories, which grew 28% and 21% respectively versus the same prior year period. Our commendable quarter-over-quarter feat exemplifies our belief that Fox’s expanded portfolio of high-performance products continue to deliver on quality, engineering and service, which consistently resonates with our end consumers.

We reported an earnings per diluted share of $1.26, an increase of 20% from the same period last year. On a non-GAAP adjusted basis, we reported an earnings per diluted share of $1.38, increasing 15% in the same period last year.

Starting with Specialty Sports Group, Q2 2022 was our ninth-consecutive record-revenue quarter. We delivered approximately $178 million in sales, a 28.1% revenue growth on a quarter-over-quarter basis. We’ve continue to optimize our capacity, our productivity, and workforce in Taiwan, as well as combat the increased prevalence of COVID on the island and in within our factories.

With regards to channel inventory, high-end mountain bike levels are still below the preferred levels, and a rising popularity of e-bikes is continuing to fuel demand while supply chains are improving. We are, however, seeing signs of a return to normal, and consequently we expect SSG to return to more typical growth rates beginning Q3 and return of seasonality in Q4.

Shifting to the Powered Vehicles Group, the second quarter of 2022 marked another record quarter with revenue of $229 million, which represents a 20.9% increase as compared in the same period last year. This is our second consecutive quarter with over $200 million in revenue, lead by strong performance in our upfitting product lines and increased efficiency and output in our Gainesville facility.

For the second half of the year, we anticipate the PVG group will continue to grow at the current rates given the significant backlogs in our Auto OE and Powersport business, along with strong (technical difficulty) in our upfitting product lines. However, we anticipate an increase in OE revenue contribution given the recent OEM launches versus the first half of the year.

This translates to a tailwind for our topline with a headwind for margins. We plan to offset those margin headwinds to further productivity gains in Gainesville. We recognize that we are just beginning our factory optimization journey, and we will continue to make progress over the course of the next several quarters, delivering the 250 to 350 basis point margin improvement which we have discussed in prior calls.

As the world is slowly migrating towards electric vehicles, I am excited to share some highlights from our electric vehicle racing program with the Extreme E Circuit. As you may recall, Fox was named the official shock provider for the Extreme E Series back in early Q2.

We just finished our first race in Sardinia, Italy, and team feedback indicated that drivers and teams were thrilled with the Fox upgraded suspension package. We learned from drivers that the cars finally worked as they should. The handling was much more predictable and safer, and drivers were much more relaxed and less shaken up. This improvement in performance allowed the drivers to push their cars much harder and showcase their driving skills versus just trying to ensure the vehicles survive the course. We are pleased to see Fox right at the forefront of this evolution in off-road racing.

From a general economic standpoint, we continue to deal with inflation, labor, and supply chain disruptions, and we believe this difficult environment will likely persist well into 2023, (technical difficulty) exacerbates our supply chain issues and lead times in general with a highly-engineering and precision machine components required that utilize higher-grade aluminum steel. Consequently, we will continue to leverage dynamic pricing to combat inflationary pressures.

Demand remains healthy across most of our diversified portfolio, and we believe that will remain for the balance of the year. We will continue to strengthen our core competencies and be relentless in extending our competitive differentiation. We also believe that the continued optimization of our Gainesville plant will drive some marginal improvement as I discussed earlier.

The dynamic operating environment has only become more complex as the year has progressed, and still this team has delivered a 7.6% revenue growth on a sequential basis. Hence, I want to thank each and every member of our Fox family for their continued, elevated performance. And with that, I’ll turn the call over to Scott.

Scott Humphrey: Thanks, Mike. Good afternoon, everyone. I’ll begin by going over our second quarter financial results and then review our guidance. Sales in the second quarter of 2022 were $406.7 million, an increase of 23.9% versus sales of $328.2 million in the second quarter of 2021.

Our Specialty Sports Group, SSG, delivered a 28.1% increase in sales compared to the second quarter of 2021 primarily due to increased demand in our OEM channels.

Moving to our Powered Vehicles Group, PVG delivered a 20.9% increase in sales in the second quarter compared to the same quarter last year primarily due to strong performance in our upfitting product lines.

On a year-to-date basis, sales were $784.7 million, an increase of 28.7%. This jump in sales is driven by increased demand primarily in the SSG OEM channel and strong performance from our upfitting product lines in PVG.

Fox Factory’s gross margin was 35.1% in the second quarter of 2022, a 120 basis point increase from 33.9% in the same period of the prior year. For the second quarter of 2022, non-GAAP adjusted gross margin increased by 120 basis points to 35.2% versus Q2 of 2021. The increase in gross margin and non-GAAP adjusted gross margin were primarily driven by favorable product mix compared to Q2 of 2021, lead by higher volume sales in our Specialty Sports Group and strong performance in our upfitting product lines.

Our results were also positively impacted by increased factory efficiencies. The increases in gross margin and non-GAAP adjusted gross margin were offset by higher inflationary pressures on all fronts including labor costs, input costs and freight costs.

Total operating expenses were $72.5 million or 17.8% of sales in the second quarter of 2022 compared to $58.4 million or 17.8% of sales in the second quarter of last year. The increase in operating expenses in Q2 2022 was primarily due to higher employee related costs, higher commissions costs, higher facility related costs and the impact of higher incentive compensation accruals.

Looking at non-GAAP operating expenses as a percentage of sales, our non-GAAP operating expenses increased by 60 basis points to 16.3% in the second quarter of 2022 compared to 15.7% in the same period in the prior year.

Focusing on operating expenses in more detail, sales and marketing expenses increased to approximately $6.4 million in the second quarter of 2022 compared to the second quarter of 2021 primarily due to higher commissions of $2.4 million.

Research and development costs increased approximately $3 million in the second quarter of 2022 compared to the second quarter of 2021 primarily due to personnel investments to support future growth and product innovation.

General and administrative expenses increased by approximately $4.1 million in the second quarter of 2022 compared to the second quarter of 2021 due to higher employee related costs of $2.9 million as well as higher insurance and facility related costs of $2.5 million.

For the second quarter of 2022 our effective tax rate was 18.9%. As anticipated the rate was higher than our estimated full-year 2022 range of 11% to 15%. The higher rates was primarily due to the impact of recently finalized U.S. tax regulations which limit the amount of newly generated foreign taxes that are creditable against

U.S. income taxes and resulted in an increase in foreign withholding tax as well as decreased benefits from lower stock based compensation. These increases were partially offset by a lower tax rate on U.S. foreign derived earnings.

On a GAAP basis, net income attributable to Fox in the second quarter of 2022 was $53.5 million or $1.26 per diluted share compared to $44.3 million or $1.05 per diluted share in the same period in the prior year.

On a year-to-date basis, net income attributable to Fox was $101.5 million or $2.40 per diluted share compared to $82.3 million or $1.95 per diluted share in the prior year period.

Non-GAAP adjusted net income was $58.6 million in the second quarter of 2022 and increase of approximately $7.7 million or 15% compared to $51 million in the second quarter of last year.

We delivered $1.38 of non-GAAP adjusted earnings per diluted share in the second quarter of 2022 compared to $1.20 in the second quarter of 2021.

On a year-to-date basis, non-GAAP adjusted net income was $114.4 million, an increase of approximately $19 million or 19.8% compared to $95.5 million in the prior year period. We also delivered $2.70 of non-GAAP adjusted earnings per diluted share compared to $2.25 in the prior year.

Adjusted EBITDA increased by 26.5% to $88.1 million for second quarter of 2022 compared to $69.7 million in the same quarter last year. Adjusted EBITDA margin increased by 50 basis points to 21.7% in the second quarter of 2022 compared to 21.2% in the second quarter of 2021. The increase in adjusted EBTIDA margin in the second quarter of 2022 is primarily due to higher sales, favorable product mix, and increased efficiency in our Gainesville plant offset by inflationary cost pressures.

On a year-to-date basis, adjusted EBITDA increased by 22.9% to $159.9 million. However, the adjusted EBITDA margin decreased by 90 basis points to 20.4% versus the prior year period.

Now focusing on our balance sheet. For the second quarter, which ended on July 1, 2022 compared to our 2021 year-end on December 31, 2021, we ended with cash on-hand of $108.6 million compared to $179.7 million.

Accounts receivable was $195.4 million compared to $142 million.

Inventory was $349.1 million compared to $279.8 million.

Prepaid and other current assets were $267.7 million compared to $123.1 million. And accounts payable was $161.6 million compared to $100 million.

The increase in inventory as of July 1, 2022 is primarily due to additional raw material purchases to mitigate risks associated with supply chain uncertainty and higher input costs. The increase in prepaid and other assets at the end of the quarter is primarily driven by deposits for securing chassis for our upfitting business which has been experiencing significant growth. The changes in accounts receivable and accounts payable reflect business growth as well as the timing of vendor payments.

Our net property plant and equipment increased to $194.6 million as of July 1, 2022 compared to $192 million at the end of fiscal year 2021 reflecting capital expenditures of 19.9 million for the year.

Lastly, our interest and other expense went up by $2.8 million versus Q2 of 2021. The primary driver of the increase was a $1.9 million write-off of the unamortized loan fees in the second quarter of fiscal year 2022 upon refinancing of our prior credit facility.

Now turning to guidance, for the third quarter of 2022, we expect sales in the range of $385 million to $405 million and non-GAAP adjusted earnings per diluted share in the range of $1.15 to $1.35 per share.

For the fiscal year 2022, the Company expects sales in the range of $1.535 billion to $1.565 billion and non-GAAP adjusted earnings per diluted share in the range of $5 to $5.30.

For our 2022 fully-year tax guidance, we still expect our tax rate to be at the higher end of the previously guided 11% to 15% range.

I’d also like to note that we’re not providing guidance on GAAP EPS as it cannot be provided without unreasonable efforts due to the difficulty of actually predicting the elements necessary to provide such guidance and reconciliations.

With that, I would like to turn the call back over to Mike.

Mike Dennison: Thank you, Scott. I am pleased with the results that our team has produced in the second quarter. I am also encouraged that our hard word and focus and optimization of the Gainesville facility is starting to show signs of traction. We do, however, recognize this is only the beginning of our journey to delivery world-class manufacturing results.

As we enter the second half of the year, we are cognizant of the challenges ahead arising from the expected change in our product mix, lingering signs of some cost pressures, amplified supply chain obstacles and all of the uncertainties related to the macroeconomic environment.

Having said that, based on the strength of our financial performance and our incredibly resilient and capable team members, we remain committed to structurally enhance our operating model to better position the Company for a sustained delivery against our immediate and long-term goals thus maximizing value for our employees and shareholders.

I would now like to open the call for questions. Operator?

QUESTIONS AND ANSWERS
Operator: (Operator Instructions) We’ll take a question from Mike Swartz of Truist. Your line is open.

Mike Swartz: Hey guys, good afternoon. I just wanted to touch on guidance maybe the implied outlook for the back half of the year. It looks like you're expecting your EBITDA margins to deteriorate around 200 to 300 basis points, is that mostly from the item that you talked about in terms of product mix and some of the supply chain inefficiencies, et cetera? I'm just wondering if there's a -- any type of slowdown in the Georgia manufacturing facility that's embedded in that?

Scott Humphrey: No, Mike, and -- hi, this is Scott. No, I think as we mentioned, mix is a -- is a driver, I'm not sure how you're getting the EBITDA percentage, but I think -- I think we'll actually get a little bit of leverage off OpEx as well in the back half of the year. And so that should help with the EBITDA percentage, but yes, we're going to have a headwind in terms of the mix shift to more automotive OE in the back half of the year and continued growth in throughput out of Gainesville, which is a positive.

Mike Swartz: Okay, great, and then the second question, I was just -- on -- Mike, your commentary around the bike business, I'm trying to decipher if that was really any different than what you said before? I think you had said you expected a return to seasonality -- or, normal seasonality in the back half, but it sounds like -- or I'm just trying to understand, in the third quarter we're getting back to kind of that -- the high single-digit growth, and then what the normal seasonality mean for the fourth quarter? Should we expect that to be down year over year?

Mike Dennison: No, [Mike], what I'm really thinking about in Q4 is that you're going to return to when you look at the full year of 2022, Q4 is usually not a big quarter in bike so it will take a step down as it normally would in a usual year.

As you recall in 2021, there was basically no seasonality -- actually in 2020 as well, so this is just a function of the bike industry tends to have a seasonal lower quarter in Q4 than Q3.

Mike Swartz: Okay, great. Thank you.

Operator: Our next question comes from Anna Glaessgen of Jefferies. Your line is open.

Anna Glaessgen: Hi, thanks for taking our questions. Appreciate the color on the Georgia facility getting better. Previously you talked about turnover and competition for labor. Could you comment on how that sits today and how you expect that to evolve over the year and outcome (inaudible) guidance?

Mike Dennison: Yes, the labor force -- Anna, this is Mike -- has stabilized pretty well, so we're seeing better access to the workforce and less turnover in the workforce than we have in Gainesville, so we see that as a net positive as we bring the factory up in efficiency and productivity.

Clearly as you know we have skilled workers who stay with us and we can train them over a period of time; they will help drive productivity. So we're really happy to see that change from prior quarters to what we saw in Q2 and going into Q3.

Anna Glaessgen: Great and we've been hearing from peers and outdoor recreation more broadly and on the power sports side that premium segments are outperforming with a little bit of softness toward the value end. Are you guys seeing that outperforming as far as where your specs in the market? And within your product lines themselves obviously you guys speak to the tip of the pyramid generally with the products you sell, but have you seen any dispersion throughout your product lines within that framework?

Mike Dennison: Yes, as you know, the majority of our product lines are to a fairly affluent demographic in our consumer base, so we're benefitting from that and we see the demand staying much stronger with affluent, the product is or the demographic is.

In some of our product lines, we see a little bit more softness as they -- as you kind of come down that curve into more mainstream-type products, things like Sport Truck and Lift Kits is an example, but the majority of our products again being at the premium end have definitely weathered the storm better.

Anna Glaessgen: Great, thanks -- thanks for taking my questions.

Operator: Our next question is from Jim Duffy of Stifel.

Jim Duffy: Thank you, good afternoon. Really nice work on the step up in the gross margin, guys.

Anna Glaessgen: Great. Thanks for taking my questions.

Operator: Our next question is from Jim Duffy of Stifel.

Jim Duffy: Thank you. Good afternoon. Really nice work on the step up in the gross margin, guys. The factory efficiencies that you referenced, it sounds like that’s concentrated in Gainesville, or are you also seeing factory efficiencies in Taiwan with the new facility coming online?

Mike Dennison: Yes, Jim. The efficiencies in Taiwan have been a mainstream for us all year. That team has just performed outstandingly well. In Q2, as you know, COVID was a problem on the island, and they’ve found ways to work around it, work through it, and still get the job done. So the team has just consistently done a great job in Taiwan.

The reason why we called it out in the commentary was around Gainesville was, as you know, that was -- there’s a challenge for us in Q1, and the step change in the Q2 was really good progress for us, so we wanted to call that out. We’ll continue to see that progress continue through the balance of the year. So we have a long way to go, but it’s nice to see the progress we’ve made in Q2.

Jim Duffy: Great and I wanted to ask about the upfitting business as well, a nice margin business for you. More [checks] have shown you're seeing a really nice expansion of dealers, strong sell in. There’s good evidence of sell through, but there is more inventory in the marketplace. Mike, can you comment on the inventory position in the channel for that business and where that stands relative to what you think the opportunity is what you would consider to be a healthy state?

Mike Dennison: Yes, we have inventory on hand to get us into Q1 of 2023 now, so we’re well-positioned. Much better positioned than we were at this time last year. The inventory we have is sold, so we have to convert those chassis to the upfitted version and get them out to dealers. Our dealers are pushing us to deliver them faster, and what we’re seeing is the sell through on the dealer lots is as good as it’s been in a long time. It’s not better.

So we’re really, really happy with that business, and we’re confident that’s going to continue to be a very strong part of our business for the balance of the year. I don't see any decrease in the demand in that product line for us.

Jim Duffy: Great. And then I’m hoping you can share more about the margin profile of that business. Maybe directionally what’s the premium to the corporate rate? What’s the commission structure there? Is that an offset in the SG&A line? If you can just talk more about the margin and economics of that business, that’d be helpful. Thanks.

Scott Humphrey: Yes, Jim. Well we don't -- we don't specifically break out gross margin for the upfitting business, but it is a nice business. And yes, you're correct. There is a split into OpEx of how they do commissions for those sales. And so, you'll see like a percent of revenue we had an uptick in OpEx percentage this quarter, a small one. And one of the big drivers of that is increased commissions for the upfitting business.

So yes, there is a little bit of while it might be benefitting gross margin, it’s hurting the OpEx line.

Mike Dennison: And Jim, I wanted to just add that that’s an aftermarket business for us, so it turns up aftermarket type margins, which we really appreciate. Relative to OEM margins, it’s on a higher end.

Jim Duffy: Thank you.

Operator: Our next question is from Alex Perry of Bank of America.

Alex Perry: Hi. Thanks for taking my questions, and congrats on the strong quarter here. I just wanted to ask, so gross margin came in very strong on the quarter. Maybe could you just give us a bit more sort of quantitative color on how much of a contributor the Georgia factory helped on the PVG side? Is that performing sort of ahead of your expectations now? And then are you still sort of expecting a similar margin uplift on the PVG side due to the throughput efficiencies from Gainesville as you’ve talked to us in the past?

Scott Humphrey: Yes. We still anticipate that 250 to 350 basis point improvement. I think what we did in Q2 was really get us back to maybe where we were last year as we were ramping up the facility. And so, we made a lot of really positive progress in the quarter, but still have some significant improvements still to come. And we’ll continue to see that over the back half of the year and even to next year I would imagine.

As far as the gross margin in the quarter, I think a couple things. On the whole we talked a little bit about mix already, but you had a really positive mix story in Q2, really strong volume as we saw in SSG, strong upfitting volume.

And so, as we look at the back half of the year and some programs on Automotive OE kind of ramping up. And so, going to drive some additional sales through those percentages of those different businesses contribution to gross margin are going to shift. And so, that’s what gives us -- we have strong demand across the board, but it’s going to have a little bit of a headwind for us going forward here.

Alex Perry: Perfect. That’s incredibly helpful. And then just a sort of high-level question here. What sort of -- how are you guys thinking about a slowdown in the overall U.S. consumer and sort of what’s embedded in the guidance? Is it sort of assuming a similar end market trend as you see now? And then, maybe you’re not, are you not seeing the same sort of slowdown as other discretionary players in the space given the depleted inventory levels at retail over the past few years? You -- do you think there’ll be sort of a -- you’re experiencing a bit of a pent-up demand effect now?

Mike Dennison: As I said earlier, I think we will see some slowness in certain parts of the product line but keep in mind, in a lot of our product lines, we’re in still a backlog situation. So we’re still trying to meet the current demand, let alone future demand. So I see that persisting for the majority of the rest of this year.

I think it’s a little too early to make a call on 2023 and what might happen from a macroeconomic perspective. But for the balance of this year, in most of our product lines, we’re going to continue to just try to keep up with the demand that we already have. And so that will drive, I think, obviously, a strong Q3 and Q4 based on the guide that Scott just gave you.

As you know, we’re pretty conservative in the way we think about the future and we take a lot of consideration into what we think could happen from both a positive and negative perspective. And we’ll continue to be that way and we’ll update guidance as we get through Q3 and have this call at the end of the Q3 period.

Alex Perry: Perfect. That’s really helpful. Best of luck going forward.

Mike Dennison: Thanks, Al.

Operator: Our next question is from Ryan Sundby of William Blair. Your line is open.

Jessye McVane: Hi, this is Jessye McVane on for Ryan. Thanks for taking my question.

We’ve had several other companies talk about how the current economic environment has improved M&A deal flow and pricing executions. Is this something that you have seen as well?

Mike Dennison: We do see M&A starting to open up and that’s good for us. As you know, we’ve been working on M&A, or trying to drive M&A for over a year. Actually closer to two years. And it’s been a tough market to do good solid productive M&A.

So we do see that starting to improve and I think we’re excited about the opportunities that are shaping up. So hopefully get back to a more acquisitive environment and we’ll see what happens.

On your second question was on pricing. You mean pricing for products?

Jessye McVane: No, talking our deal pricing as well.

Mike Dennison: Oh, yes. Deal pricing. Yes, so I think that’s coming back online, at least it seems to be. So we’ll see how that plays out but I think it’s a little bit less inflated than it was let’s say a year ago.

Jessye McVane: Great, thank you.

Operator: (Operator Instructions) We’ll move next to Larry Solow of CJS Securities. Your line is open.

Lee Jagoda: Hey, it’s Lee Jagoda for Larry. Good afternoon.

Mike Dennison: Hi, Lee.

Lee Jagoda: Just to start with the; on the bike [setup], given we’re just at the beginning of the ’23 bike selling season, are there any early updates you have on new design momentum and maybe how that might compare to the last couple years for you?

Mike Dennison: You know, I think we still feel very strongly about our spec wins and where we’re at in that -- in those relationships. Some of those things have kind of shifted a little bit relative to timing and new model years and the continuation of old model years just based on the backlog that’s been going on for like the last year. So I think that will continue to go on to some extent.

But for the most part, we’re really happy with where we’re sitting now, we’re well-positioned for 2023. So there is nothing but positive feedback to give you on kind of where we’re at relative to spec.

Lee Jagoda: And then on the truck up business, [understanding] that everything you’re building now [already] is a [buy] or sold (inaudible). What visibility do you (technical difficulty) to the order flow at dealer’s today and how do the current wins look and (technical difficulty) dealership to order a new (technical difficulty)?

Mike Dennison: You were breaking up a little but let me do my best to try to answer that question. What we’re seeing from the dealers is, again, they would take trucks as fast as we can produce them and we’re producing them as fast as we can. So I think that demand’s going to stay healthy, again, through the balance of this year and into next year.

That is a fairly high-end of our product lines relative to trucks that can cost $120,000, $130,000. So that buyer of those vehicles is fairly affluent and I think that keeps that demand strong. I don’t see any negative pressure on sell through at this point in time and we’re doing our best to try to increase our dealer count as we try to increase our productivity in producing more vehicles on a daily and weekly basis.

So we’ll continue to push for more dealers and we’ll continue to make sure that we get kind of the premium positioning in those dealers to sell our vehicles. So far that’s working really well for us.

Lee Jagoda: Great. Thanks very much.

Operator: Our next question comes from Craig Kennison of Baird. Your line is open.

Craig Kennison: Hey, good morning and thanks for taking my questions as well.

Mike, I think in your prepared remarks towards the end you talked about being cognizant of a variety of factors, including supply chain obstacles that were accelerating. Could you maybe just add more color to that challenge?

Mike Dennison: Yes, what we’re finding is probably less about acceleration, more about just continuation. One of the things you’re seeing is our inventory still remains high, that’s a function of long lead times where you can get 90% of the components you need but you can’t get the final 10% to complete product. So those challenges in the supply chain, especially in the power vehicle side, continue. And I think those will continue, as I mentioned in our prepared remarks, for the balance of the year.

I'm hoping that things start to lessen relative to logistics, freight, and manufacturing lead times. We’re starting to see some areas where that’s improving. And so let’s hope that continues to improve throughout the balance of the year and we’re having a different conversation in 2023.

But for the purpose of the forecasting the rest of this year, I think we should continue to think that lead times and supply chains will continue to be a challenge and we’ll move -- we’ll work through those issues on a daily basis.

Craig Kennison: Thanks. And then in the press release you talked about slowing hiring and spending just to get ahead of what could be a potential slowdown. I'm curious should we anticipate any impact on your 2025 plan based on the change in your hiring strategy?

Mike Dennison: Not at all. If you’d look back the last couple of years, and Scott’s talked about this as well in prior earnings calls. We’ve built a lot of infrastructure. We’ve spent a lot on CapEx. We’ve been very growth-oriented in how we structured the company and you’ve seen that in the numbers over the last couple of years. So this is just a good chance for us to pause and think about CapEx and think about headcount a little bit differently and make sure that we’re kind of lagging that growth.

I think we’re really well-positioned right now with the infrastructure we have and the capacity we have. So this is not about taking down any future guidance. This is really just about taking a look at -- seeing what happens in the economy and really just internally making sure that we don’t build too far ahead of demand. I think we’re in great shape.

Craig Kennison: And then as you look at that 2025 plan, which I think you announced about a year ago, where do you feel better about your ability to execute on that and where might there be a (inaudible) decline?

Mike Dennison: We feel pretty good about that plan across the board, to be honest with you. What we expected to see in terms of long-term guidance in the different product lines is materializing as we expected as it would. So we’re really happy with our position relative to 2025 and $2 billion of revenue and 25% EBITDA. I think we’re tracking right to it and in the last quarter we saw the right kinds of improvement and progress that give us even more confidence to those commitments.

Craig Kennison: Great. Thank you.

Operator: And this concludes our question-and-answer session for today. I’d be happy to return the call to Mike Dennison for any concluding remarks.

Mike Dennison: Thanks, [Rio]. As always, we appreciate everyone taking the time to join us for today’s call. We look forward to talking to you again for our Q3 earnings. And until then, have a good evening.

Operator: This does conclude the Fox Factory’s Q2 2022 Earnings Call. You may now disconnect your lines. And everyone, have a great day.